Exhibit 10.18



                                    AGREEMENT

This agreement, made this 15th day of May 1993 (the "Agreement") between Wertheim Schroder & Co. Incorporated, a Delaware corporation ("Wertheim" or the "Clearing Firm"), and GKN Securities Corporation (the "Introducing Firm").

                                WITNESSETH THAT:

WHEREAS, the Introducing Firm desires to avail itself of the clearing services of Wertheim as more fully set forth herein, and

WHEREAS, Wertheim desires to extend such clearing services to the Introducing Firm;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable considerations the receipt of which is hereby acknowledged, the parties hereby covenant and agree as follows:

I.   Services to be Performed by Wertheim.

A. Wertheim will carry individually on its books on a fully disclosed basis the securities accounts on behalf of the Introducing Firm's customers whose accounts have been introduced by the Introducing Firm and are accepted by Wertheim and will similarly carry all of the Introducing Firm's firm accounts (collective the "Introduced Accounts") commencing with the trade date of
____________.

B. Wertheim will prepare and mail to the Introduced Accounts confirmations of purchases and sales of securities imprinted "upon Instructions of" the Introducing Firm and monthly statements of account (or quarterly statements where appropriate due to inactivity) imprinted "In account with" the Introducing Firm and bearing the name of Wertheim and reflecting all transactions reported to Wertheim as having been executed by the Introducing Firm for the Introduced Accounts pursuant to paragraph I.A. above.

C. Wertheim shall be responsible for establishing and implementing procedures for the transmission or execution of orders for the Introduced Accounts.

D. Wertheim will settle all transactions reported to it pursuant to Paragraph I.B. above and all related contracts.

E. Wertheim will perform all cashiering functions in connection with transactions reported to it by the Introducing Firm for the Introduced Accounts including, but not limited to, the receipt, transfer and delivery of securities purchased, sold, borrowed and loaned, making and receiving payment therefore, and if requested by the Introducing Firm, holding in custody and safekeeping all securities and cash so received.

F. Wertheim will process warrants, exchange offers, rights offerings, tender offers and redemptions for securities which are held by Wertheim in the same manner such offers and redemptions are processed for Wertheim's own accounts, or as mutually agreed between Wertheim and the Introducing Firm.

G. Wertheim will forward all annual reports, proxy materials, proxies and other reports with respect to securities which are held by Wertheim in accordance with applicable rules and regulations, to the extent such material is provided on a timely basis to Lewco Securities Corp. by the applicable company.

H. Wertheim will accept and remit dividends and interest for securities which are held by Wertheim (or in its name of any subsidiary or nominee) for Introduced Accounts.

I. In accordance with the requirements of the Securities and Exchange Commission ("SEC") and all the national securities exchanges and associations having jurisdiction over such activities, Wertheim will prepare, maintain and preserve for the required periods books, records and documentation of all transactions with respect to which it has performed clearance or cashiering services for the Introduced Accounts. Provided, however, that Wertheim shall not be responsible for the filing of any regulatory reports required of the Introducing Firm by the SEC, the National Association of Securities Dealers, Inc. ("NASD"), or any national securities, commodities or other exchange, which shall be the sole responsibility of the Introducing Firm.

J. Wertheim will maintain appropriate stock inventory records for securities which are deposited with Wertheim in connection with transactions cleared by Wertheim for the Introduced Accounts.

K. Wertheim will prepare and deliver to the Introducing Firm duplicate confirmations and statements with respect to transactions cleared for the Introduced Accounts and daily and monthly computer summaries of all transactions cleared by Wertheim for the Introduced Accounts on the same schedule as comparable reports are prepared for Wertheim's own accounts, or as mutually agreed.

L. Wertheim will comply with all applicable rules and regulations governing the handling of accounts for employees or officers of member organizations and self-regulatory organizations including, but not limited to, sending duplicate confirmations to the proper employer for all transactions executed by or cleared through Wertheim for all Introduced Accounts so identified to Wertheim.

M. Wertheim expressly disclaims any obligation to furnish investment advice to any Introduced Account. The furnishing of investment advice is to be the responsibility of the Introducing Firm or any third party investment adviser who may be employed by the customer.

II.  Charges.

A. For the services to be performed by Wertheim hereunder, the Introducing Firm agrees to pay the charges listed on Exhibit I attached hereto and made a part hereof.

B. In the event that the Introducing Firm or any customer of the Introducing Firm shall direct any securities transactions (other than those referred to above) to Wertheim during the term of this Agreement, Wertheim will either, as mutually agreed, (i) give appropriate recognition thereto by the reduction of one or more amounts payable by the Introducing Firm to Wertheim hereunder or
(ii) provide additional compensation to the Introducing Firm.

III.  Opening of Accounts.

A. At the opening of each Introduced Account, the Introducing Firm shall furnish Wertheim with all customary information concerning its customer which Wertheim requests. At the time of the opening of an Introduced Account, Wertheim shall cause to be delivered to and solicit the return from the customer, Customers' Agreement on Wertheim's forms (or assignments, in form satisfactory to Wertheim, of existing agreements between the customer and the Introducing
Firm) and such other documents as Wertheim shall deem necessary with respect to the account. Wertheim's failure to receive any of the above documents required to be executed and returned shall not be deemed a waiver of the above requirements. Wertheim shall also inform the customer of the existence of this Agreement pursuant to Rule 382(C) of the New York Stock Exchange. In addition, on Wertheim's request, the Introducing Firm shall furnish Wertheim with any other documents, letters and/or agreements which may be reasonably requested by Wertheim in connection with the opening, operating or maintaining of any Introduced Account.

B. The Introducing Firm and Wertheim shall each have the right to reject any account. Wertheim shall have the right, in its sole discretion, to reject any account accepted by the Introducing Firm which is then referred to Wertheim, and the right to terminate any account previously accepted by it. Any such action will be discussed in advance with the Introducing Firm. Any account previously accepted by Wertheim may not be terminated by the Introducing Firm except by written notice to Lewco Securities Corp., 2 Broadway, New York, NY 10004, on a form provided by Lewco Securities Corp. in order to permit the closing of all open transactions.

IV.  Interest.

Wertheim will charge interest on debit balances of Introduced Accounts, whether cash or margin, in accordance with Wertheim's cash or margin account agreement then in use, with Wertheim's letter to customers regarding Credit Charges and Margin Requirements and with Regulation T of the Board of Governors of the Federal Reserve System and other applicable laws, rules and regulations. Consistent with the foregoing, the Introduced Accounts shall be charged interest at such rates as shall be mutually agreed by the parties hereto. Wertheim shall be responsible for compliance with Regulation T of the Federal Reserve Board and New York Stock Exchange regulation, with respect to any margin accounts accepted by it.

V.   Transactions and Margin.

A. Wertheim will advise the Introducing Firm promptly of initial and maintenance margin deposits by Introduced Accounts required by law, rule or regulation or in accordance with Wertheim's Margin Account Agreement. The Introducing Firm shall be responsible for assuring that any initial margin so required is deposited on or before the settlement date for each margin transaction and that full payment is made on the settlement date for each cash transaction. In addition, the Introducing Firm will use its best efforts to assist Wertheim in obtaining the deposit of any maintenance margin so required. The maintenance margin required by Wertheim for the Introduced Accounts shall be the same that Wertheim requires of its own customers. This requirement, which may be changed at any time in Wertheim's sole discretion, shall initially be 35%.

B. In the event any such deposit is not timely made, Wertheim will inform the Introducing Firm of such situation and discuss with the Introducing Firm appropriate action; provided, however, that whenever Wertheim deems action appropriate pursuant to the applicable margin agreement, it may, after notice to the Introducing Firm, exercise any and all rights granted to it under said margin agreement.

C. The Introducing Firm shall be responsible, and hereby agrees to indemnify Wertheim, for any loss or expense, including interest expense, suffered by Wertheim because of the failure of any Introduced Account, without fault on the part of Wertheim, after prior notice to such Introduced Account and the Introducing Firm, (i) to pay for securities purchased for its account by settlement date; (ii) to promptly deliver securities sold or otherwise disposed of for such account in proper negotiable form; (iii) to deposit by settlement date sufficient and adequate initial margin in connection with any margin transactions; or (iv) to promptly deposit sufficient and adequate maintenance margin upon Wertheim's request to the Introducing Firm. The Introducing Firm agrees to pay promptly any loss or expense as determined by Wertheim under this paragraph V.C., such determinations shall be in a manner consistent with that charged both internal Wertheim departments and all other clearing firms.

D. In the event any designated officer of the Introducing Firm requests in writing that Wertheim withhold contemplated actions to "sell out" or "buy in" on Introduced Accounts for a specified period of time and Wertheim complies in full or in part with such request, the Introducing Firm agrees to reimburse Wertheim promptly for any loss or expenses (including but not limited to interest on any such loss or expense) sustained by any total or partial compliance with such request.

E. Where the Introducing Firm designates the contra broker in any transaction executed by Wertheim on the Introducing Firm's instruction, the Introducing Firm shall assume the risk of default by the contra broker and shall indemnify Wertheim for any loss of expense including loss or expense resulting from failure or liquidation of the contra broker which latter loss or expense shall be shared in the same ratio as commissions are shared hereunder. Wertheim shall similarly indemnify the Introducing Firm if Wertheim designates the contra broker on any transaction it executes.

VI.  Supervision.

A. The Introducing Firm shall maintain an organized program of supervision and compliance, consistent with the rules and regulations of the SEC, the National Association of Securities Dealers, Inc., if applicable, and any applicable national securities exchanges. Such program shall include, but not be necessarily limited to, the following types of procedures:

(i) Inquiry review, verification and approval of all new accounts for the purpose of establishing the identity, capacity to contract, reputability, financial condition, credit worthiness, investment objectives and needs of each prospective client for whom it is proposed to open an Introduced Account (and, if applicable, essential information concerning his agent).

(ii) Review and approval of the basis for any suitability of all stock, bond or option recommendations.

(iii) Establish an implement procedures for the transmission and execution of orders received by the Introducing Firm and from its customers or initiated by the Introducing Firm pursuant to discretionary authority or power of attorney.

(iv) Screen all orders transmitted and all transactions reported by the Introducing Firm to Wertheim prior to execution and all transactions prior to settlement.

(v) Review of all daily transactions and monthly account statements on a timely basis.

(vi) Review and approval of all restricted or insider securities transactions, with prior notification of such transactions to and clearance by the Compliance Department of Wertheim and such other persons as shall, from time to time, be designated by Wertheim.

(vii) Review and approval of all discretionary account trading authorizations and all discretionary transactions.

(viii) Review and approval of all customer purchases of new and secondary issues.

(ix) Registration of the Introducing Firm as a broker/dealer and of its sales personnel in all states in which the Introducing Firm conducts business and such registration is required.

B. The Introducing Firm represents that one or more of its officers has been designated as having supervisory responsibility for all of the Introduced Accounts and that the Introducing Firm has established, and will implement on a continuous basis, written supervisory procedures to assure that all transactions cleared by Wertheim for Introduced Accounts are in compliance with applicable Federal and state securities laws and the rules and regulations of the NASD and applicable exchanges.

C. The Introducing Firm further represents that it is in compliance with the applicable net capital requirements of the SEC, the NASD, if applicable, and any applicable securities exchanges and that it will provide to persons designated by Wertheim copies of each Statement of Financial Condition contained in a Financial and Operational Uniform Single ("FOCUS") Report filed by the Introducing Firm with the SEC, and any other applicable regulatory authority simultaneous with the filing thereof.

D. The Introducing Firm shall be responsible, and hereby agrees to indemnify Wertheim, for any loss, liability, damage and expense, including reasonable fees and expense of legal counsel, which Wertheim may incur or sustain because of failure of the Introducing Firm or any of its officers to perform the supervision provided in this paragraph VI.

VII. Payment.

A. Payment for services hereunder, and reimbursement to the Introducing Firm for commissions received on its behalf by Wertheim shall be made in the following manner:

(i) On the 15th day of each month (or the next business day if the 15th is not a business day) the Introducing Firm shall be paid 90% of the net amount due it hereunder for transactions settled through the end of the last complete calendar week ending prior to such 15th day;

(ii) On the last business day of each month the Introducing Firm shall be paid 90% of the net amount due it hereunder for transactions settled through the end of the last complete calendar week ending prior to such last business day (less any amounts paid pursuant to paragraph (i) immediately above); and

(iii) On the 15th day of each month (or the next business day if such 15th day is not a business day) the Introducing Firm shall be paid the net balance due it for all transactions settled through the last business day of the preceding calendar month and not previously paid to it pursuant to paragraphs (i) and (ii) immediately above.

B. Wertheim shall deliver to the Introducing Firm a monthly reconciliation summarizing the calculation of such amounts on the 15th of each month during the term hereof.

C. All payments to be made by Wertheim to the Introducing Firm hereunder shall be by funds wired to the bank designated by the Introducing Firm or by a transfer of funds to one or more accounts of the Introducing Firm at Wertheim.

VIII. Errors, Controversies and Indemnities.

A. Errors, misunderstandings or controversies, except those specifically otherwise covered in this Agreement, with Introduced Accounts which shall arise out of the acts or omissions of the Introducing Firm or its employees when not at the direction of Wertheim, without fault on the part of Wertheim, shall be the responsibility and liability of the Introducing Firm. In the event, however, that by reason of such error, misunderstanding or controversy, the Introducing Firm at its discretion deems it advisable to commence an action or proceeding against an Introduced Account, the Introducing Firm shall provide prior notice to Wertheim of such commencement and shall indemnify and hold the Clearing Firm harmless from any loss, liability, damage, cost or expense (including but not limited to fees and expenses of legal counsel) which the Clearing Firm may incur or sustain in connection therewith or under any settlement thereof.

B. Errors, misunderstandings or controversies, except those specifically otherwise covered in this agreement, with Introduced Accounts which shall arise out of the acts or omissions of Wertheim or its employees when not at the direction of the Introducing Firm, without fault on the part of the Introducing Firm, shall be the responsibility and liability of Wertheim. In the event, however, that by reason of such error, misunderstanding or controversy, Wertheim in its discretion deems it advisable to commence an action or proceeding against the Introduced Account, Wertheim shall provide prior notice to the Introducing Firm of such commencement and shall indemnify and hold the Introducing Firm harmless from any loss, liability, damage, cost or expense (including, but not limited, to fees and expenses of legal counsel), which the Introducing Firm may incur or sustain in connection therewith or under any settlement thereof.

Wertheim recognizes that it would be desirable to resolve any such errors, misunderstandings or controversies without litigation, and, if possible, by negotiation between Wertheim and the Introducing Firm. To this end, Wertheim will give the Introducing Firm as much prior notice before commencing an action or proceeding against an Introduced Account as Wertheim deems consistent with adequate protection of its interests.

C. (i) Wertheim shall have the right to take whatever action it deems necessary to promptly effect a mitigation of damages or mitigation of losses arising out of a controversy or misunderstanding between Wertheim and an Introduced Account without obtaining the consent of the Introducing Firm, provided such action shall be without prejudice to the rights of either party hereunder. Wertheim recognizes the Introducing Firm's desire to preclude Wertheim's direct contact with the client with respect to any such action referred to above, without initially contacting the Introducing Firm whenever such contact is possible, consistent with Wertheim's protection of its interests.

     (ii) If any error, controversy or misunderstanding shall result in the bringing of an action or proceeding against the Introducing Firm or Wertheim by an Introduced Account, the party against whom such action or proceeding is brought shall give written notice to the other party to this Agreement if a claim is intended to be asserted against such other party with respect to any loss, liability, damage or expense arising out of such action or proceeding, and such other party shall be entitled to participate in the defense thereof at its own expense.

D. Wertheim and the Introducing Firm each agrees to indemnify the other and hold the other harmless from any against any loss, liability, damage, cost or expense (including but not limited to reasonable fees and expenses of legal counsel) arising out of or resulting from any failure by the indemnifying party or any of its employees to carry out fully the duties and responsibilities assigned to the indemnifying party herein or any breach of any representation or warranty made herein by the indemnifying party.

E. The indemnification provisions of this Agreement, including but not limited to those in paragraphs V, VI, VIIIA, VIIIB, VIIIC and VIIID above shall remain operative and in full force and effect, regardless of the termination of this Agreement, and shall survive any such termination.

IX.  Customer Complaints.

     Each of the Introducing Firm and Wertheim shall notify the other of any complaints and regulatory inquiries received. In the event, however, that by reason of any such complaint or inquiry, either the Introducing Firm or Wertheim deems it advisable to settle the complaint, the settling party shall (provided the non-settling party is without fault with respect thereto) indemnify and hold the other harmless from any loss, liability, damage, cost or expense (including by not limited to reasonable fees and expenses of legal counsel) which it may incur or sustain in connection therewith or any settlement thereof.

X.   Representations and Warranties.

A.   The Introducing Firm represents and warrants as follows:

     (i) The Introducing Firm is in compliance, and during the term of this Agreement will remain in compliance with (a) the capital requirements of the SEC, the NASD, if applicable, and all applicable Exchanges and (b) the capital requirements of every state in which the Introducing Firm is licensed as a broker/dealer.

     (ii) The Introducing Firm will immediately notify Wertheim should it be in violation of the net capital rules and regulations of any regulatory or self-regulatory organization to whose jurisdiction the Introducing Firm is subject.

     (iii) The Introducing Firm is a member in good standing of the NASD. The Introducing Firm will promptly notify Wertheim of any changes in its exchange or association memberships or affiliations.

     (iv) The Introducing Firm is and during the term of this Agreement will remain duly registered or licensed and in good standing as a broker/dealer under all applicable Federal and state laws, rules and regulations as well as under the constitutions, rules and regulations of all applicable self-regulatory organizations.

     (v) The Introducing Firm shall keep confidential any information it may acquire as a result of this Agreement regarding the business and affairs of the Clearing Firm, which requirement shall survive the termination of this Agreement.

B. Wertheim represents and warrants as follows:

     (i) Wertheim is in compliance, and during the term of this Agreement will remain in compliance with (a) the capital and financial reporting requirements of every national securities exchange and national securities brokers or dealers association of which it is a member, (b) the capital requirements of the SEC, and (c) the capital requirements of every state in which it is licensed as a broker/dealer.

     (ii) Wertheim will immediately notify the Introducing Firm should it be in violation of the net capital rules and regulations of any regulatory or self-regulatory organization to whose jurisdiction Wertheim is subject.

     (iii) Wertheim is a member in good standing of the NYSE, the Chicago Board Options Exchange and the Boston, Midwest and Philadelphia Stock Exchanges, AMEX, and the NASD. Wertheim will promptly notify the Introducing Firm of any changes in its exchange memberships or affiliations.

     (iv) Wertheim is and during the term of this Agreement will remain duly registered or licensed and in good standing as a broker/dealer under all applicable laws, rules and regulations as well as under the constitutions, rules and regulations of all applicable self-regulatory organizations.

     (v) The names and addresses of the Introducing Firm's customers which have or which may come to Wertheim's attention in connection with the clearing and related functions it has assumed under this Agreement are confidential and shall not be utilized by Wertheim except in connection with the functions performed by Wertheim pursuant to this Agreement.

     (vi) Wertheim shall keep confidential any information it may acquire as a result of this Agreement regarding the business, affairs and Introduced Accounts (unless required by legal process) of the Introducing Firm which requirement shall survive termination of this Agreement, and shall provide to the Introducing Firm reasonable access to Wertheim's records pertaining to the Introduced Accounts.

XI. Termination - Events of Default.

     Notwithstanding any provision in the Agreement, the occurrence of any of the following events shall constitute an Event of Default under this Agreement:

     (i) Either Wertheim or the Introducing Firm shall fail to perform or observe any term, covenant or condition to be performed or observed by it hereunder and such failure shall continue to be unremedied for a period of thirty (30) days after written notice from the non-defaulting party to the defaulting party specifying the failure and demand that the same be remedied; or

     (ii) any representation or warranty made by either Wertheim or the Introducing Firm herein shall prove to be incorrect at any time in any material respect; or

     (iii) a receiver, liquidator or trustee of Wertheim or the Introducing Firm or any of the property of either, is appointed by court order and such order remains in effect for more than 30 days; or Wertheim or the Introducing Firm is adjudicated bankrupt or insolvent; or any of the property of either is sequestered by court order and such order remains in effect for more than 30 days; or a petition is filed against Wertheim or the Introducing Firm under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within 30 days after such filing; or

     (iv) Wertheim or the Introducing Firm files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law; or

     (v) Wertheim or the Introducing Firm makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of Wertheim or the Introducing Firm or of all or any part of its property. Upon the occurrence of any such Event of Default, the nondefaulting party may, at its opinion, by written notice to the defaulting party declare that this Agreement shall be thereby terminated and such termination shall be effective as of the date such notice has been received by the defaulting party. Upon the termination of this Agreement, whether pursuant to this Paragraph XI, Paragraph XIII hereof or otherwise, Wertheim shall cause the Introduced Accounts to be transferred to the Introducing Firm or its designee.

XII. Remedies Cumulative.

     The enumeration herein of specific remedies shall not be exclusive of any other remedies. Any delay or failure by any party to this Agreement to exercise any right, power, remedy or privilege herein contained, or now or hereafter existing under any applicable statute or law, shall not be construed to be a waiver of such right, power, remedy or privilege or to limit the exercise of such right, power, remedy or privilege. No single, partial or other exercise of any such right, power, remedy or privilege shall preclude the further exercise thereof or the exercise of any other right, power, remedy or privilege.

XIII. Miscellaneous.

A. This Agreement may be cancelled by either party upon sixty (60) days written notice. Notice shall be effective only upon receipt. Notice shall be given at the addresses listed below or such other address as shall be specified in a written notice delivered in accordance herewith. Notices to Wertheim shall be delivered to Michael F. Dura and Patrick J. Borruso, at the office of Wertheim Schroder & Co. Incorporated, Equitable Center, 787 Seventh Avenue, New York, NY 10019. Notice to the Introducing Firm shall be delivered to:

                                 Bernard Golembe
                          Executive Vice President and
                            Chief Operations Officer
                           GKN Securities Corporation
                             61 Broadway, 12th Floor
                               New York, NY 10006

B. This Agreement shall be submitted to and effective only upon approval by any national securities exchange or regulatory or self-regulatory body having authority to approve this Agreement.

C. Any dispute or controversy between parties to this Agreement relating to or arising out of this Agreement, including but not limited to matters reserved for mutual agreement, shall be settled by arbitration in accordance with the rules then obtaining of (i) the NYSE if NYSE arbitration is available and (ii) the American Arbitration Association in all other cases. The award of the arbitrators hereunder shall be final, and judgment upon the award rendered may be entered in any court having jurisdiction and the parties hereto submit themselves and their personal representatives to the jurisdiction of any such court for the purpose of such arbitration and the entering of such judgment.

D. Any assignment of this agreement shall be subject to the requisite review and/or approval of any regulatory or self-regulatory agency or body whose review and/or approval must be obtained prior to the effectiveness and validity of such assignment. No assignment of this Agreement shall be valid unless the non-assigning parties consent to such an assignment in writing. Anything herein to the contrary notwithstanding, Wertheim shall have the right unilaterally to assign this agreement as part of the sale of all or substantially all of the assets or a majority interest in Wertheim.

E. Neither this Agreement nor any operation hereunder is intended to be, shall not be deemed to be, and shall not be treated as a general or limited partnership, association or joint venture or agency relationship between the Introducing Firm and Wertheim.

F. Whenever hereinabove reference is made to services to be rendered by or rights or indemnification of Wertheim, such references shall be deemed to include Wertheim's subsidiary Lewco Securities Corp. which may perform services contemplated hereby at the direction of Wertheim, but the performance of services by Lewco Securities Corp. shall in no way affect Wertheim's obligations to the Introducing Firm hereunder and, for the purposes of this Agreement, any services performed by Lewco Securities Corp. shall be deemed to have been performed by Wertheim.

G. The construction and effect of every provision of this Agreement, the rights of the parties hereunder and any questions arising out of the Agreement shall be subject to the statutory and common law of the State of New York.

H. The headings preceding the text and paragraphs hereof have been inserted for convenience and reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

I. If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein.

J. Wertheim will make available money market funds or other investment vehicles as mutually agreed, for investment of credit balances of the Introduced Accounts, and, with regard to money market funds, will provide automatic features for the investment of cash and the liquidation of shares of such funds to pay for purchases of other securities. These features will be made available for other investment vehicles to the extent legally permissible.

K. Wertheim will reserve the right to pass along to the Introducing Firm applicable costs associated with a deconversion.

Made and executed at New York, New York on the date first hereinabove set forth.

                               WERTHEIM SCHRODER & CO. INCORPORATED

                                     BY: /s/Michael F. Dura
                                         ------------------------------
                                               Michael F. Dura
                                              Managing Director


AGREED & ACCEPTED:

GKN SECURITIES CORPORATION

BY: /s/Bernard Golembe
    ---------------------------
    Bernard Golembe
    Executive Vice President and
    Chief Operations Officer

WERTHEIM SCHRODER & CO.
    Incorporated

                           GKN SECURITIES CORPORATION

                      Revised Schedule Of Rates & Charges
                                 April 14, 1993

ITEM                                   WERTHEIM SCHRODER RETENTION
- ----                                   ---------------------------
A.   Listed & OTC Agency
      Customer Principal               $17.50 per ticket

B.   Brokerage                (i)      DOT Trades - no charge

                             (ii) Non-DOT Trades - 1.50 cents per share on listed transactions executed through
                                       Wertheim.

C.   Principal Equity - Firm           $10.00 per ticket ticket (street side only)

D.   Options                           $14.00 per ticket, plus contract charges as follows:

                                       Option Price              Contract Charge
                                       ------------              ---------------
                                       $1/16 - $15/16                $1.00
                                       $1 - $2 15/16                 $1.50
                                       $3 and over                   $2.00

E.   Principal Fixed Income - Customer $30.00 per ticket

F.   Principal Fixed Income - Firm     $25.00 per ticket

G.   Mutual Funds/UIT's                $30.00 per ticket

H.   Average Price Trades              $0 per ticket

I.   Money Market Trades               $0 per ticket

J.   Postage & Handling                Wertheim charges a $2.85 fee on rental
                                       accounts, of which Wertheim will retain
                                       $1.00. Introducing Firm has the option to
                                       increase this fee, and retain part or all of
                                       the increase.

K.    Interest                  (i)    Introducing Firm will receive a rebate on
                                       Cortland Money Market Fund balances
                                       as follows:

                                       $0 - $20 million          25 basis points
                                       $20 million and over      30 basis points

                               (ii) On debit balances, equal to and exceeding credit balances, Introducing Firm will receive 50% of the interest income earned.

                              (iii) On credit balances in excess of debit balances, Introducing Firm will receive 50% of the spread between the Fed Funds rate and the rate paid to customers.

                               (iv)    On aggregate short credit balances,
                                       Introducing Firm will receive 50% of the actual interest income earned.

L.   Miscellaneous

     CASH/C.O.D. Debits                     Brokers Call Rate
     Cash Management Account                $50.00
     IRA/KEOGH Account                      $25.00 Set Up, $38.00 Annual Fee
     Bank Wires                             $15.00 for wires under $5000,
                                            no charge above $5000
     Extensions                             $3.00
     Bounced Checks/Stop Payment            $25.00
     Mailgrams/Telegrams                    no charge
     Reog Items                             no charge
     Cancels/Corrections                    no charge
     Post Settlement Date Corrections       no charge
     Corrections Away Trades                no charge
     Special Transfers                      no charge
     Liquidations                           no charge
     Restricted Accounts                    no charge
     Statement Mailings                     no charge
     ACATS                                  no charge

M.   Communications                    Wertheim will pay a monthly allowance
                                       equal to $500 per each 100 average daily billable trades.

N.   Other                     (i)     Wertheim will supply Introducing Firm a
                                       monthly S&P Stock Guide for each
                                       executive.

                              (ii) Wertheim will supply Introducing Firm 10 monthly S&P Bond Guides.

                             (iii) Introducing Firm will receive both hard and fiche copies of monthly statements.

                              (iv) Wertheim will place a Tombstone Ad in the Wall Street Journal announcing the Clearing Agreement.

                               (v) Wertheim will provide Introducing Firm Compliance and Operations Manual.

                              (vi) Wertheim will provide Introducing Firm 2 direct lines into Wertheim.

                             (vii) The annual fee for IRA accounts will be waived for year 1.

                            (viii) Introducing Firm will be compensated at a rate to be negotiated on a case-by-case basis for any introduction which results in a clearing relationship with Wertheim.

                              (ix) Introducing Firm will be provided with an OTC Trading System.

                               (x) Wertheim will provide the Introducing Firm with all forms, documentation and order tickets.

WERTHEIM SCHRODER & CO.
   Incorporated

     Amendment to Agreement between Wertheim Schroder & Co. Incorporated (the "Wertheim Clearing Firm") and GKN Securities Corp. (the "Introducing Firm").

                              W I T N E S S E T H :

WHEREAS, Wertheim and the Introducing Firm entered into an Agreement dated May 15, 1993 (the "Agreement"); and

WHEREAS, the parties hereto desire to amend the Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Paragraph 1 of the Agreement is amended by inserting at the end thereof new paragraph "N" to read as follows:

N. For purposes of The Securities Investor Protection Act and the Securities and Exchange Commission's financial responsibility rules, Introduced Accounts are accounts of the Clearing Firm, and not the Introducing Firm.

2. Except as provided above, the Agreement shall remain in full force and effect as it exists on the date hereof.

IN WITNESS WHEREOF, the parties have set their hands as of the 14th day of June, 1993.

                          WERTHEIM SCHRODER & CO. INCORPORATED

                                  BY: /s/Michael F. Dura
                                      ---------------------------------
                                              Michael F. Dura
                                             Managing Director


GKN SECURITIES CORP.

BY: /s/Bernard Golembe
    ------------------------

                     [LETTERHEAD OF WERTHEIM SCHRODER & CO.]


                                            September 27, 1994

Richard Barber
GKN Securities
61 Broadway - 10th Floor
NY, NY 10006

Dear Richard,

     Effective October 1, 1994, we have made the following changes to your schedule of rates and charges:


ITEM                           Wertheim Schroder Retention
- ----                           ---------------------------

Listed and OTC Agency          $17.00 per ticket
Customer Principal             If 400 average daily billable trades per month -
                               $16.50 per ticket

Syndicate                      $16.50 per ticket

Brokerage                      Non dot trades -
                               One cent per share on listed transactions executed through Wertheim

Principal Fixed Income -       $25.00 per ticket
Customer

Principal Fixed Income -       $20.00 per ticket
Firm

Mutual Fund/UIT's              $25.00 per ticket

ITEM                         Wertheim Schroder Retention
- ----                         ---------------------------

Postage and Handling         Wertheim will retain 50 cents of the $15.00
                             service fee charged by GKN. If 400 average daily billable trades per month - 0 retention. If GKN increases service fee above $15.00 an amount greater than .50 will be retained by Wertheim. This amount will be discussed at that time.

     We look forward to continuing our relationship and stand ready to help you wherever possible in expanding and growing business.

                                    Very truly yours,

                                    /s/Joseph Golden
                                    Joseph Golden
                                    Vice President


cc: M. Dura
    G. Salamone
    S. Wood

                   [LETTERHEAD OF SCHRODER WERTHEIM & CO. INCORPORATED]

March 11, 1996

Peter Kent
Chief Operation Officer
GKN Securities
61 Broadway - 10th Floor
New York, NY

Dear Peter:

This letter will confirm the following changes in our clearance charges, effective March 1, 1996.

EQUITIES

    Listed & Agency                      0 - 250         16.50
                                       251 - 500         16.00
                                       501 - 750         15.50
                                       751 - 1000        15.00
                                       1001+             14.50

    Syndicate                          Same as Listed and Agency

    Principal firm                                       9.00

FIXED INCOME
    Principal, customer                                  22.50
    Principal, firm                                      10.00

INTEREST

On the first $15 million of paired balances (debits equal to credits), GKN will retain 50% of the interest spread; for paired balances above $15 million, GKN will retain 60% of the interest spread on the increment by which such balances exceed $15 million.

Concerning excess credits, to the extent in any given month that customers on average are paid at a rate that is less than the average Fed Funds rate for that period, GKN will retain the first 37.5 basis points of the difference and will split 50/50 with Schroder Wertheim after that. If there is no profit or there is a negative spread (i.e., customers are paid more than the average Fed Funds rate), such negative spread will be applied against and will reduce GKN's interest retention from other sources.

If you have any questions please let me know.

Very truly yours,

/s/Joseph Golden
Joseph Golden
Vice President